PBF Energy Provides Update on Martinez Refinery Operations
and Issues 2026 Annual Guidance Information

PARSIPPANY, NJ – January 2, 2026 – PBF Energy Inc. (NYSE: PBF) announced today that rebuild activities at its 157,000 barrel per day Martinez, California refinery following the February 1, 2025 fire are now expected to progress into February. PBF expects to achieve planned operating rates by the beginning of March 2026. PBF previously projected a year-end 2025 restart. Since early in the second quarter of 2025, the Martinez refinery has been operating in the 85,000 to 105,000 barrel per day range. Currently, the commissioning phase of utility systems and certain idled equipment has commenced, and a phased restart of the refinery will progress as work is completed, and the quality assurance and control process is completed.
Matt Lucey, PBF’s President and Chief Executive Officer commented, “We are committed to the safe restoration of full operations at our Martinez refinery. Tremendous effort has gone into getting us to this point, weeks away from completing the project. Our employees, rallied behind our facility and are working tirelessly to safely finalize the repairs.” Mr. Lucey continued, “I would also like to acknowledge the support of our local community, Contra Costa County regulators and the Bay Area Air District, for their efforts in getting the Martinez refinery back to a position where we can more fully contribute to satisfying California’s demand for our products.”
As previously disclosed, the company expects the fire-related cost of restoring the refinery to full operational status will largely be covered by insurance, subject to the company’s deductible and retentions totaling $30 million. Further, beyond the initial 60-day waiting period, the company expects that its business interruption insurance will significantly offset the financial loss resulting from the downtime through the restart of the refinery. In the fourth quarter, PBF's insurers paid a third, unallocated, installment of insurance proceeds of $393.5 million, totaling $893.5 million of unallocated insurance reimbursements received in 2025, net of deductibles and retentions. The timing and amount of any agreed future payments will be dependent on the quantum of actual, covered expenditures and calculated losses.
PBF 2026 Annual Guidance Information
Timing and throughput ranges provided reflect current expectations and are subject to change based on market conditions, equipment availability and other factors. 2026 annual throughput expectations are included in the table below.

Expected throughput ranges (barrels per day)
	Full-year 2026
	Low	High
East Coast	300,000	320,000
Mid-continent	135,000	145,000
Gulf Coast	170,000	180,000
West Coast	280,000	300,000

In 2026, PBF is committed to conducting routine maintenance and multiple turnarounds across our refining system. Our current planned turnaround schedule for 2026 is as follows, subject to change:
•West Coast – Torrance CHD/HDT (Q1), Martinez Hydrocracker (Q2)
•Gulf Coast – Crude Unit/Coker (Q4)
•East Coast – Paulsboro Crude Unit (Q4)
•Mid-continent – FCC (Q4)
For further details and additional guidance information, please refer to the guidance presentation posted to the investor relations section of the Company’s website - https://investors.pbfenergy.com
Guidance constitutes forward-looking information and is based on current PBF Energy operating plans, Company assumptions and configuration. The provided throughput guidance reflects PBF’s current planned maintenance activities, including the restart activities at Martinez. All figures and timelines are subject to change based on a variety of factors, including market and macroeconomic factors, as well as Company strategic decision-making and overall Company performance.
Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements, and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expectations with respect to its plans, objectives, expectations, and intentions with respect to the full restart of the Martinez refinery, the timing of such restart, the throughput of the Martinez refinery and anticipated insurance recoveries related to the Martinez refinery fire, the amount and the timing of cost savings and operational efficiencies to be achieved through the company’s RBI Initiative as well as the company's future earnings and operations overall, including those of our 50-50 equity method investment in SBR. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, our ability to operate safely, reliably, sustainably and in an environmentally responsible manner; our ability to procure necessary permits, skilled labor, equipment and materials required to rebuild the Martinez refinery; the extent to which our financial losses related to the Martinez fire are covered by our insurance; the results and consequences of any governmental and regulatory investigations related to the Martinez refinery fire; our ability to successfully diversify our operations; our ability to make acquisitions or investments, including in renewable fuel production, and to realize the benefits from such acquisitions or investments; our ability to close divestitures and the timing thereof; our ability to successfully manage the operations of our 50-50 equity method investment in SBR; our expectations with respect to our capital spending and turnaround projects; risks associated with our obligation to buy Renewable Identification Numbers and related market risks related to the price volatility thereof; the possibility that we might reduce or not pay further dividends in the future; certain developments in the global oil markets and their impact on the global macroeconomic conditions; risks relating to the securities markets generally; the impact of changes in inflation, including due to tariffs and other trade measurements that may be proposed by the presidential administration, interest rates and capital costs; and the impact of market conditions, unanticipated developments, adverse outcomes with respect to regulatory approvals or matters or litigation, changes in laws or regulations and other events that could negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.
PBF Energy is also a 50% partner in the St. Bernard Renewables joint venture focused on the production of next generation sustainable fuels.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8981
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